SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

        The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:          Camelot Funds

ADDRESS OF PRINCIPAL BUSINESS OFFICE:

               1346 South Third Street
               Louisville, Kentucky  40208

TELEPHONE NUMBER:

               1-800-262-9936

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

               Morton H. Sachs
               1346 South Third Street
               Louisville, Kentucky  40208

CHECK APPROPRIATE BOX:

               Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                             Yes [ ]        No     [X]

                                   SIGNATURES
                                   ----------

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification to be duly signed on its behalf in the city of Louisville and State of Kentucky on this 6th day of March, 1997.

ATTEST:                                     CAMELOT FUNDS

/s/ Christopher A. Nunnelley                By: /s/ Morton H. Sachs
------------------------------                 --------------------------------
    Christopher A. Nunnelley,                       Morton H. Sachs, Trustee
    Secretary                                       and President